Exhibit 99.1

China TransInfo Announces Preliminary, Unaudited Full-Year 2010 Results

BEIJING, Feb. 22, 2011 -- China TransInfo Technology Corp. (Nasdaq:CTFO) ("China TransInfo" or the "Company"), a leading provider of comprehensive intelligent transportation solutions and traffic information services in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the "Group Company"), today announced preliminary, unaudited financial results for the full year ended December 31, 2010.

China TransInfo expects revenue for the year ended December 31, 2010 of approximately $120 to $122 million, an increase of 88% to 92% from 2009, compared to guidance of $120 million that was provided on November 12, 2010. The Company also expects adjusted net income for the year ended December 31, 2010 of approximately $16.6 to $16.9 million, an increase of 22% to 24% from 2009, compared to guidance of $16.5 million. Adjusted net income excludes non-cash, stock-based compensation expense and amortization expense of intangibles from acquisitions. The Company expects to report audited GAAP and non-GAAP results in March 2011.

About China TransInfo

China TransInfo, through its affiliate, China TransInfo Technology Group Co., Ltd., (the "Group Company") and the Group Company's PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formulator of several transportation technology \national standards, the Company owns five patents and has won a majority of the model cases awarded by the PRC Ministry of Transportation. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company's website at http://www.chinatransinfo.com .

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "plans" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Company Contact:
Ms. Fan Zhou
Investor Relations Director
China TransInfo Technology Corp.
Email: ir@ctfo.com
Tel: +86-10 –5169-1657

Investor Relations Contact:
Mr. Athan Dounis
Email: athan.dounis@ccgir.com
Tel: +1-646-213-1916